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                                                                       Exhibit 3





                                                 February 18, 1994


Mr. Theodore H. Kruttschnitt
One Bayshore Plaza, Suite 850
1350 Bayshore Boulevard
Burlingame, CA 94010

          Re:  Board of Directors

Dear Ted:

          Reference is made to the letter agreement dated May 5, 1989 (the "Letter Agreement") between you, The Horn & Hardart Company, a predecessor in interest of Hanover Direct, Inc. (the "Company"), J. David Hakman and Edmund R. Manwell relating to, among other things, certain obligations with respect to the Kruttschnitt Designees (as such term is defined therein). Concurrently with the execution of this letter agreement, the Company is filing a Registration Statement (the "Registration Statement") for the offering (exclusive of any "over-allotment" option) of 10,000,000 shares of the Company's Common Stock, par value $.66-2/3 per share (the "Common Stock"), of which 3,500,000 shares are intended to be offered by you (the "Registered Shares").

          Effective upon the date of the closing of the sale by you of at least 3,500,000 shares of Common Stock (excluding any shares that may be sold pursuant to the exercise of the over-allotment option) pursuant to the Registration Statement, (i) you agree to resign as a director of the Company,
(ii) the Letter Agreement shall have no further force or effect, and (iii) each of Messrs. Hakman and Manwell shall continue to serve the unexpired portion of his current term as a director unless he shall cease to qualify as a director or shall have resigned.

          Subject to the immediately following paragraph, until such time as the sale by you of at least 3,500,000 shares of Common Stock (excluding any shares that may be sold pursuant to the exercise of the over-allotment option)

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pursuant to the Registration Statement has closed, notwithstanding anything to the contrary in the Letter Agreement, none of you or Messrs. Hakman and Manwell shall be required to resign as a director of the Company. Rather, each of you and Messrs. Hakman and Manwell will continue to serve as a director of the Company for the unexpired portion of his current term as a director unless he shall cease to qualify as a director or shall have resigned.

          In the event that the Registered Shares have not been sold pursuant to the Registration Statement by May 1, 1994 or in the event the Company, prior thereto shall have withdrawn the Registration Statement, this letter shall be void and of no further force and effect and the Letter Agreement shall remain in full force and effect.

          Except as modified hereby, the Letter Agreement shall remain in full force and effect in accordance with its terms.

                                                Very truly yours,

                                                HANOVER DIRECT, INC.


                                                By:/s/ Michael P. Sherman
                                                   ----------------------
                                                     Michael P. Sherman
                                                     Executive Vice President

Accepted and agreed
to as of the date
first above written.


/s/ Theodore H. Kruttschnitt
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Theodore H. Kruttschnitt


/s/ J. David Hakman
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J. David Hakman


/s/ Edmund R. Manwell
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Edmund R. Manwell





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